EXHIBIT 99.1

PRESS RELEASE

SUMR Brands Reports First Quarter Results

Restructuring Exceeding Expectations; Company Managing Well Through COVID-19

WOONSOCKET, R.I., May 12, 2020 – SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the first quarter ended March 28, 2020.

Recent Highlights

•	Net sales were $40.3 million in the first quarter versus $42.5 million in the prior-year period, reflecting the impact of the COVID-19 pandemic, partially offset by higher eCommerce sales
•	The Company is ahead of schedule with regard to realizing savings of at least $7.5 million annually – with over $6.0 million expected in 2020 – based on streamlining initiatives already enacted or underway; G&A declined 13.1% year-over-year to $8.1 million in the first quarter versus $9.4 million last year
•	Adjusted EBITDA rose to $1.8 million versus $1.5 million in the first quarter of 2019, and Adjusted EBITDA as a percent of net sales was 4.6% in 2020 versus 3.4% last year
•	SUMR Brands generated $4.9 million in operating cash during the first quarter, compared to a $7.5 million use of cash in the prior-year period, reflecting improved working capital management; debt was reduced by $4.1 million, to $44.5 million, with further paydown anticipated in the second quarter
•	The Company successfully subleased a portion of its California warehouse, saving over $1.0 million per year, and, in addition, its Woonsocket lease was amended to reduce space – expected to save approximately $0.3 million annually
•	Paul Francese, SUMR Brands’ Chief Financial Officer (“CFO”), will be retiring from the Company at the end of June; Ed Schwartz, an experienced turnaround professional who previously served as the Company’s Interim CFO from March through September, 2012, will become the new CFO effective June 15, 2020
•	SUMR Brands has elected to hold its Annual Stockholders’ Meeting on September 9, 2020 due to current restrictions on travel and group meetings related to the COVID-19 pandemic

“A great deal has certainly changed since the start of 2020 due to the COVID-19 pandemic, but SUMR Brands has steadfastly continued to execute a plan designed for the turnaround of the Company,” said Stuart Noyes, Interim CEO. “Taking every precaution appropriate to safeguard our employees and customers, we are rapidly adapting to at-home working conditions as well as a surge in online demand. While some of our specialty retailers are closed, most of our channel partners remain open, and our suppliers in China are, generally speaking, back producing at near-normal levels.

“We continued to take steps to streamline the Company this quarter – adjusting our headquarters’ lease, closing our UK operations, and subleasing a portion of our California warehouse, as previously announced. At the same time, we have rolled out new products, invested in eCommerce initiatives, and reduced working capital, resulting in improved cash flow and lower debt.

“I’d like to thank Paul Francese, our CFO, for his many years of service to SUMR Brands. He has elected to retire at the end of June, and we are sincerely grateful for his stewardship through several unexpected challenges – including COVID-19 and a trade war with China. He will be replaced by Ed Schwartz, a seasoned financial professional with turnaround experience, whose expertise will be crucial as we navigate the coming months on our path to profitability.”

First Quarter Results

Net sales for the three months ended March 28, 2020 were $40.3 million compared with $42.5 million for the three months ended March 30, 2019. The Company’s results reflected softness within certain markets, including Canada, and lower sales at several brick & mortar chains, particularly specialty retailers, due to COVID-19 restrictions, partially offset by higher revenue year-over-year across several product categories including specialty blankets, strollers, boosters and playards, driven by double-digit growth within its eCommerce channels.

Gross profit for the first quarter of 2020 was $12.5 million versus $13.5 million in 2019, while gross margin was 31.0% in 2020 versus 31.6% last year. The lower gross margin largely reflected product mix and the impact of closeout sales. Selling expense was $3.4 million in the first quarters of both 2020 and 2019, and selling expense as a percent of net sales was 8.5% in 2020 versus 7.9% last year. The increase year-over-year as a percent of sales was primarily due to higher cooperative advertising expenses and freight costs.

General and administrative expenses (G&A) were $8.1 million in the first quarter of 2020 versus $9.4 million last year, declining to 20.2% of net sales in 2020 from 22.0% in 2019. The year-over-year change reflects lower labor and other costs due to streamlining actions taken by the Company in the quarter and over the past year, partially offset by severance and restructuring costs. Interest expense was $1.4 million in the first quarter of 2020 versus $1.2 million in 2019.

The Company reported a net loss of $1.2 million, or $(0.57) per share, in the first quarter of 2020 compared with a net loss of $1.4 million, or $(0.67) per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the first quarter of 2020 was $1.8 million versus $1.5 million for the first quarter of 2019, and Adjusted EBITDA as a percent of net sales was 4.6% in the first quarter of 2020 versus 3.4% last year. Adjusted EBITDA in 2020 included $0.9 million in bank permitted add-back charges compared with $0.7 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of March 28, 2020, the Company had approximately $0.7 million of cash and $44.5 million of bank debt compared with $0.4 million of cash and $48.6 million of bank debt as of December 28, 2019. Inventory as of March 28, 2020 was $25.2 million versus $28.1 million at the beginning of the fiscal year. Trade receivables as of the end of the first quarter were $30.5 million compared with $32.8 million as of December 28, 2019, while accounts payable and accrued expenses were $33.0 million compared with $32.7 million at the beginning of the fiscal year.

Annual Stockholders’ Meeting

In light of the COVID-19 pandemic, the Company plans to hold its Annual Stockholders’ Meeting on September 9, 2020. While the Company currently expects that the meeting will be held in person, the Company will monitor the COVID-19 pandemic and may, for the health and safety of stockholders, directors, officers and employees, hold the meeting in a virtual format. See the Company’s proxy filing for additional information, when available.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, May 13, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share. Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance. Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations with respect to impact of its streamlining measures and other initiatives to reduce costs, including expected savings of $6.0 million in 2020 and annualized savings of $7.5 million, and to position the Company to improve profitability; and the potential short-term and long-term impact of the COVID-19 pandemic on its business. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain, U.S. operations and sales in the U.S; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products, or the suspension, non-renewal or revocation of any exclusion from tariffs on its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreements and to maintain availability under its loan agreements; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)
	Three Months Ended
	March 28, 2020	March 30, 2019
Net sales	$40,338	$42,538
Cost of goods sold	27,835	29,088
Gross profit	$12,503	$13,450
General and administrative expenses(1)	8,147	9,379
Selling expense	3,444	3,353
Depreciation and amortization	967	937
Operating loss	$(55)	$(219)
Interest expense	1,410	1,249
Loss before taxes	$(1,465)	$(1,468)
Income tax (benefit)/provision	(255)	(70)
Net loss	$(1,210)	$(1,398)
Loss per diluted share	$(0.57)	$(0.67)

Shares used in fully diluted EPS	2,109,264	2,092,574

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	March 28, 2020	March 30, 2019
Reconciliation of Adjusted EBITDA
Net loss (GAAP)	$(1,210)	$(1,398)
Plus: interest expense	1,410	1,249
Plus: benefit for income taxes	(255)	(70)
Plus: depreciation and amortization	967	937
Plus: non-cash stock based compensation expense	(11)	48
Plus: permitted add-backs (a)	936	684
Adjusted EBITDA (Non-GAAP)	$1,837	$1,450

Reconciliation of Adjusted EPS
Net loss (GAAP)	$(1,210)	$(1,398)
Plus: permitted add-backs(a)	936	684
Plus: unamortized financing fees(b)	266	-
Tax impact of items impacting comparability(c)	(336)	(192)
Adjusted Net (loss) (Non-GAAP)	$(344)	$(906)
Adjusted (loss) per diluted share (Non-GAAP)	$(0.16)	$(0.43)

(a) Permitted addbacks consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements.  Permitted addbacks for the three months ended March 30, 2020 include severance $249 ($70 tax impact), special projects $521 ($146 tax impact), board fees $83 ($23 tax impact) and restructuring costs $83 ($23 tax impact). Permitted addbacks for the three months ended March 30, 2019 include severance $563 ($158 tax impact), board fees $100 ($28 tax impact), and special projects $21 ($6 tax impact).

(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc

Consolidated Balance Sheet

(amounts in thousands of US dollars)

	March 28, 2020	December 28,2019
	(unaudited)
Cash and cash equivalents	$693	$395
Trade receivables, net	30,471	32,787
Inventory, net	25,170	28,056
Property and equipment, net	8,118	8,788
Intangible assets, net	12,799	12,896
Other assets	8,330	8,621
Total assets	$85,581	$91,543

Accounts payable	$25,530	$25,396
Accrued expenses	7,446	7,289
Current portion of long-term debt	219	875
Long term debt, less current portion (1)	41,759	45,359
Other liabilities	6,320	7,041
Total liabilities	81,274	85,960

Total stockholders’ equity	4,307	5,583
Total liabilities and stockholders’ equity	$85,581	$91,543

(1) Long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,492 and $2,398 of unamortized financing fees in the periods ending March 28, 2020 and December 28, 2019, respectively.